Exhibit 99.2

Statement by Jayne Shontell, Senior Vice President of Investor Relations
On October 2004 Monthly Summary Data

The business volume data included in our monthly summary release, and unaudited income statement data included in the Form 12b-25 filed with the Securities and Exchange Commission on November 15, 2004, reflect the impact of ongoing changes in the dynamics of our competitive environment—including a substantially changed mortgage product mix, the sustained intensity of competition for mortgage assets, and continuing high levels of mortgage-related securities issuance by entities other than Fannie Mae, Freddie Mac, or Ginnie Mae (“private label securities”).

Changes in Origination Mix

Home price growth has accelerated in 2004. The 4-quarter growth rate in the OFHEO home price index increased to 9.4 percent at the end of the second quarter of this year (the latest period for which the Office of Federal Housing Enterprise Oversight (“OFHEO”) has released data). This is the fastest pace since 1979, and estimates of gains through September indicate that this pace has not abated appreciably. With the rise in home prices, many homebuyers have turned from traditional fixed-rate mortgages to alternative mortgage products, such as adjustable-rate mortgages (“ARMs”) and interest-only mortgages, to maintain affordability by lowering their initial monthly payments. The Federal Housing Finance Board reported that ARMs constituted about 38 percent of purchase loans in the third quarter of 2004, up from the 27 percent ARM share in the last quarter of 2003. The recent flattening in the yield curve has not diminished this percentage. In this environment the market share of private-label securities has increased substantially, with private-label mortgage-backed securities (“MBS”) issuances accounting for over 50 percent of total MBS issuances in the third quarter of 2004, the first time that private-label issuances exceeded the combined MBS issuances of Fannie Mae, Freddie Mac, and Ginnie Mae. Approximately 75 percent of mortgages backing private label MBS in the third quarter were ARMs.

Credit Guaranty Business

Outstanding MBS growth in the third quarter and through October continued to reflect lower refinance-driven volume, a substantial increase in the origination of higher-risk forms of hybrid ARMs, and heightened competition from private label issuers. The sustained high level of ARM originations has led to increased retention of whole loans by depository institutions and a reduction in the availability of MBS in the secondary market. Market share gains by private label issuers have been driven by an increased proportion of sub-prime and Alt-A securitized mortgages, including interest-only hybrid ARMs. Generally slower growth in Fannie Mae outstanding MBS since March 2004 reflects both the reduced availability of MBS and Fannie Mae’s belief that current market pricing does not adequately compensate for the level of credit risk in many private label securities.

Portfolio Investment Business

The changing product mix of originations in our underlying market has resulted in a higher proportion of hybrid ARMs and floating-rate securities purchased for portfolio, which in turn has had a discernable effect on our net interest yield and net interest margin. Lower initial purchase spreads on these securities, together with a flatter yield curve, have caused the portfolio’s net interest yield and net interest margin to decline sequentially in each of the past two quarters.

In conjunction with current levels of portfolio liquidations, lower purchase volumes resulting from historically narrow mortgage-to-debt spreads have restrained the growth in our mortgage portfolio. Moreover, the company’s agreement with OFHEO defined two specific capital surplus requirements: (1) maintaining the surplus capital percentage attained on August 31, 2004, and (2) achieving a capital surplus of 30 percent above the minimum requirement within 270 days from the date of the OFHEO agreement. Fannie Mae has submitted to the Director of OFHEO for approval a capital plan defining our primary strategies for achieving those requirements. With the current spread environment and the need to achieve the 30 percent capital surplus, it now appears likely that growth in the company’s portfolio will be close to zero for 2004.

Forward-Looking Statements

This release includes forward-looking statements, including statements about achieving our capital surplus requirements, statements regarding future growth of Fannie Mae’s portfolio and business, and statements regarding Fannie Mae’s work to expand access to homeownership. These statements are based on management’s estimates and expectations regarding matters that are uncertain and subject to change, such as trends and economic factors in the markets in which Fannie Mae is active; the company’s capital plan and its approval, implementation and consequences; the company’s business plans; and the outcome of OFHEO’s special examination of the company, the Securities and Exchange Commission (SEC) and Department of Justice investigations and the related litigation. For example, Fannie Mae’s capital plan is based on its existing financial statements, which are under review and may need to be restated, as described in the company’s Form 12b-25 filed with the SEC on November 15, 2004. Future results may vary materially from results described in our forward-looking statements. For a discussion of factors that could cause results to vary from those described, investors should review Fannie Mae’s Annual Report on Form 10-K for the year ended December 31, 2003, Fannie Mae’s Form 12b-25 filed with the SEC on November 15, 2004 and other documents filed with the SEC, which are or will be available on the company’s Web site at www.fanniemae.com/ir and SEC’s Web site at www.sec.gov under “Federal National Mortgage Association” or CIK number 0000310522. Fannie Mae undertakes no duty to update these forward-looking statements.

Fannie Mae is a New York Stock Exchange company and the largest non-bank financial services company in the world. It operates pursuant to a federal charter and is the nation’s largest source of financing for home mortgages. Fannie Mae is working to shrink the nation’s “homeownership gaps” through an expansion of our “American Dream Commitment” to expand access to homeownership for 6 million first-time home buyers — including 1.8 million minority families. Since 1968, Fannie Mae has provided over $6.3 trillion of mortgage financing for 63 million families. More information about Fannie Mae can be found on the Internet at http://www.fanniemae.com.

Style Usage: Fannie Mae’s Board of Directors has authorized the company to operate as “Fannie Mae,” and the company’s stock is now listed on the NYSE as “FNM.” In order to facilitate clarity and avoid confusion, news organizations are asked to refer to the company exclusively as “Fannie Mae.”